EXHIBIT 2.1

                      IN THE UNITED STATES BANKRUPTCY COURT
                               DISTRICT OF KANSAS
                                    AT TOPEKA


IN RE:                              )
                                    )
AFI MORTGAGE CORP.                  )     Case No.  97-43122-11-JAP
                                    )     Chapter 11
                  Debtors           )
                                    )
                                    )
IN RE                               )
                                    )
ADVANCED FINANCIAL, INC.            )     Case No. 98-41228-11-JAP
                                    )     Chapter 11
                  Debtors.          )
                                    )




                                 FIRST AMENDED
                         JOINT PLAN OF REORGANIZATION
                                      OF
                              AFI MORTGAGE, CORP.
                                      AND
                           ADVANCED FINANCIAL, INC.

                              DATED JULY 29, 1998


                                    Thomas M. Mullinix, KS #7309
                                    Joanne B. Stutz, KS #12365; MO #30820
                                    EVANS & MULLINIX, P.A.
                                    15301 West 87th Street Parkway, Ste. 220
                                    Lenexa, KS  66219-1428
                                    (913)  541-1200;  (913)  541-1010  (FAX)
                                    ATTORNEYS FOR AFI MORTGAGE, CORP. and
                                    ADVANCED FINANCIAL, INC.


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                                TABLE OF CONTENTS

ARTICLE I
DEFINITIONS...................................................................1

     1.1.  Administrative Claims..............................................1
     1.2.  AFI................................................................1
     1.3.  Advanced Bar Date..................................................1
     1.4.  Advanced Estate....................................................1
     1.5.  Advanced Petition..................................................1
     1.6.  Advanced Petition Date.............................................1
     1.7.  Advanced Proceedings...............................................1
     1.8.  AFIM...............................................................1
     1.9.  Bar Date...........................................................1
     1.10. AFIM Estate........................................................2
     1.11. AFIM Petition......................................................2
     1.12. AFIM Petition Date.................................................2
     1.13. AFIM Proceedings...................................................2
     1.14. Allowed Claim......................................................2
     1.15. Allowed Prepetition Unsecured Claim................................2
     1.16. Allowed Administrative Claim.......................................2
     1.17. Allowed Secured Claim..............................................2
     1.18. Allowed Undersecured Claim.........................................3
     1.19. Argo...............................................................3
     1.20. Available Cash.....................................................3
     1.21. Bankruptcy Code....................................................3
     1.22. Bankruptcy Court or Court..........................................3
     1.23. Bankruptcy Rules...................................................3
     1.24. Cash Basis.........................................................3
     1.25. Causes of Action...................................................3
     1.26. CFB................................................................3
     1.27. Claim..............................................................3
     1.28. Claimant...........................................................3
     1.29. Class..............................................................4
     1.30. CNB................................................................4
     1.31. Confirmation.......................................................4
     1.32. Confirmation Date..................................................4
     1.33. Confirmation Order.................................................4
     1.34. Creditor...........................................................4
     1.35. Debtors............................................................4
     1.36. Debtor's or Debtors'Counsel........................................4
     1.37. Disputed Claim.....................................................4
     1.38. Disputed Claims Reserve............................................4
     1.39. Effective Date.....................................................4
     1.40. Estates............................................................4
     1.41. Final Order........................................................4
     1.42. FMIC...............................................................5
     1.43. FMIC Transaction...................................................5
     1.44. Holdback Funds.....................................................5
     1.45. Impaired Class.....................................................5
     1.46. Initial Distribution...............................................5


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     1.47. IRC................................................................5
     1.48. IRS................................................................5
     1.49. Lien...............................................................5
     1.50. NOL................................................................5
     1.51. Order..............................................................5
     1.52. Petition Dates.....................................................5
     1.53. Plan...............................................................5
     1.54. Plan Period........................................................5
     1.55. Pro Rata...........................................................5
     1.56. Proceedings........................................................6
     1.57. Professionals......................................................6
     1.58. Proponents.........................................................6
     1.59. Reorganized Advanced...............................................6
     1.60. Reorganized Debtors................................................6
     1.61. Scheduled..........................................................6
     1.62. Schedules or Schedules of Assets and Liabilities...................6

ARTICLE II
GENERAL DESCRIPTION OF THE JOINT PLAN OF REORGANIZATION.......................6

A.    Assumptions.............................................................6
B.    The FMIC Transaction....................................................7

ARTICLE III
DESIGNATION OF CLASSES OF CLAIMS AND INTERESTS................................9

     3.1   AFIM...............................................................9
     3.2.  Advanced...........................................................9

ARTICLE IV
TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN.............................10

A.    General Matters Regarding Classification and Treatment of Claims.......10
      1.    Distribution Date................................................10
      2.    Classification of Claims and Interests...........................10
      3.    Treatment of Stock Options.......................................10
      4.    Cancellation of Interests........................................10
B.    Unclassified Claims....................................................11
      1.    Administrative Claims............................................11
      2.    Allowed Priority Tax Claims......................................12
C.    Classified Claims of AFIM..............................................12
      1.    Secured Claims...................................................12
            4.1.  Class 1: (The Allowed Secured Claim of Argo Federal
                  Savings)...................................................12
            4.2.  Class 2: (The Allowed Secured Claim of Citizen's
                  National Bank).............................................12
            4.3.  Class 3: (The Allowed Secured Claim of Commercial
                  Federal Bank)..............................................13
            4.4.  Class 4: (Allowed Secured Claim of First Mortgage
                  Investment Co.)............................................13
      2.    Allowed Unsecured Claims Without Priority........................13
            4.5.  Class 5: (Allowed Prepetition Unsecured Claims
                  without Priority and Allowed Undersecured Claims)..........13
      3.    Allowed Interests of AFIM........................................15
            4.6.  Class 6: (The Allowed Interests of AFIM)...................15

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D.    Classified Claims of Advanced..........................................15
      3.    Allowed Secured Claims...........................................15
            4.7.  Class 7: (The Allowed Secured Claim of Bank Midwest).......15
            4.8.  Class 8: (The Allowed Secured Claim of Citizen's
                  National Bank).............................................15
            4.9.  Class 9: (The Allowed Secured Claim of First Mortgage
                  Investment Co.)............................................16
            4.10. Class 10: (Allowed Prepetition Unsecured Guaranty
                  Claims)....................................................16
            4.11. Class 11: (Allowed Prepetition Unsecured Claims
                  without Priority and Allowed Undersecured Claims)..........16
      4.    Allowed Interests of Advanced....................................17
            4.12. Class 12: (The Allowed Interests of Holders of
                  Preferred Stock in Advanced.)..............................17
            4.13. Class 13: (The Allowed Interests of Holders of
                  Common Stock in Advanced.).................................18
      5.    Impaired Classes:................................................18
E.    Satisfaction of Claims.................................................18

ARTICLE V
MEANS OF EXECUTION OF THIS PLAN AND MISCELLANEOUS PROVISIONS.................19

A.    Means..................................................................19
B.    Miscellaneous Plan Provisions..........................................19
      5.1.  Events Occurring on or Before Confirmation.......................19
      5.2.  Events Occurring on or after the Effective Date..................20
      5.3.  Disputed Claims..................................................20
      5.4.  Documents........................................................21
      5.5.  Record Date......................................................21
      5.6.  Payments.........................................................21
      5.7.  Causes of Action.................................................21
      5.8.  Reservation of Rights Under Section 1129(b)......................21

ARTICLE VI
PROVISIONS FOR THE ASSUMPTION OR REJECTION OF EXECUTORY
CONTRACTS OR UNEXPIRED LEASES................................................22

      6.1.  Rejection........................................................22
      6.2.  Reservation of Rights............................................22
      6.3.  Proofs of Claim..................................................22

ARTICLE VII
PROCEDURES FOR RESOLVING CONTESTED CLAIMS....................................23

ARTICLE VIII
RETENTION OF JURISDICTION....................................................23

ARTICLE IX
MODIFICATION OF THE PLAN.....................................................24

ARTICLE X
AMENDMENT OF CLAIMS AFTER BAR DATE...........................................25


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ARTICLE XI
EFFECT OF CONFIRMATION.......................................................25

ARTICLE XII
GENERAL PROVISIONS...........................................................25

     11.1.  Extension of Payment Dates.......................................25
     11.2.  Governing Law....................................................25
     11.3.  Headings.........................................................25
     11.4.  Notices..........................................................25
     11.5.  Severability.....................................................26
     11.6.  Successors and Assigns...........................................26
     11.7.  Trustee Fees.....................................................26

                                 DEBTORS' JOINT
                            PLAN OF REORGANIZATION

      The Debtors hereby file this Joint Plan of Reorganization pursuant to the provisions of Chapter 11 of the United States Bankruptcy Code.

                                   ARTICLE I

                                   DEFINITIONS

      The following capitalized terms shall have the following meanings when used in the Plan, which meanings shall be equally applicable to both the singular and plural forms of such terms. Any term in the Plan that is not defined herein but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules.

     1.1. Administrative Claims - shall mean (i) Claims unpaid on the Effective Date arising out of operation of Debtors' businesses during the Proceedings and which are scheduled for payment in the ordinary course of ongoing business operations of the Debtors, or (ii) Claims of Professionals employed by the Debtors for fees and expenses which have not yet been approved by the Court or which are scheduled for payment upon Court approval.


     1.2. Advanced - shall mean Advanced Financial, Inc, the Debtor in case number 98-41228-11-JAP.

     1.3. Advanced Bar Date - shall mean July 24, 1998, the date set by the Bankruptcy Court as the last day for filing Proofs of Claim against Advanced.

     1.4. Advanced Estate - shall mean the estate created by ss. 541 of the Bankruptcy Code upon the filing of the Chapter 11 Petition with the Bankruptcy Court in Advanced's Proceedings.

     1.5. Advanced Petition - shall mean the Chapter 11 petition filed on the Advanced Petition Date.

     1.6.  Advanced Petition Date - shall  mean May 8, 1998.

     1.7. Advanced Proceedings - shall mean the case for reorganization filed by Advanced.

     1.8. AFIM - shall mean AFI Mortgage, Corp., the Debtor in case number 97-43122-11-JAP.

     1.9. AFIM Bar Date - shall mean January 26, 1998, the date set by the Bankruptcy Court as the last day for filing Proofs of Claim against AFIM.

     1.10. AFIM Estate - shall mean the estate created by ss. 541 of the Bankruptcy Code upon the filing of the Chapter 11 Petition with the Bankruptcy Court in the AFIM Proceedings.

     1.11. AFIM Petition - shall mean the Chapter 11 petition filed on the AFIM Petition Date.

     1.12. AFIM Petition Date - shall mean November  7,  1997.

     1.13. AFIM Proceedings - shall mean the case for reorganization filed by AFIM.

     1.14. Allowed Claim - shall mean a Claim against either Advanced or AFIM that (i) is allowed by a Final Order, (ii) is scheduled as liquidated, undisputed and non-contingent by the Debtors in their Schedules of Assets and Liabilities filed with the Bankruptcy Court as they may be amended or supplemented (collectively, the "Schedules") or (iii) is timely filed with the Clerk of the Bankruptcy Court and no objection has been made to the allowance thereof within a time fixed by the Bankruptcy Court and the Claim is not otherwise a Disputed Claim.

     1.15. Allowed Prepetition Unsecured Claim - shall mean an Allowed Claim against AFIM or Advanced which arose or which is deemed to have arisen prior to the filing of the Petition commencing the AFIM Proceedings or the Advanced Proceedings, whichever is appropriate and as to which the Claimant has not asserted, or as to whom it is determined by Final Order does not hold, a valid, perfected and enforceable lien, security interest or other interest in or encumbrance against property of AFIM or Advanced or a right of setoff to secure the payment of such Claim, but excluding unsecured Claims previously paid in the Proceedings pursuant to agreements approved by the Bankruptcy Court.

     1.16. Allowed Administrative Claim - shall mean an Allowed Claim for which a Claimant asserts and is determined to be entitled to priority pursuant to Sections 503 and 507(a)(l) of the Bankruptcy Code, except Administrative Trade Claims.

     1.17. Allowed Priority Tax Claim - shall mean an Allowed Claim for which a Claimant asserts and is determined to be entitled to priority under Section 507(a)(8) of the Bankruptcy Code.

     1.18. Allowed Secured Claim - shall mean an Allowed Claim for which a Claimant asserts, or upon objection is determined by a Final Order to hold, a valid, perfected and enforceable lien, security interest or other interest or encumbrance in property in which AFIM or Advanced has an interest not subject to avoidance or subordination under the Bankruptcy Code or applicable non-bankruptcy law, or an Allowed Claim for which a Claimant asserts a setoff under Section 553 of the Bankruptcy Code, but in any event only to the extent of the value, determined in accordance with Section 506(a) of the Bankruptcy Code, of the Claimant's interest in AFIM's or Advanced's interest in the property or to the extent of the amount subject to such setoff as the case may be.

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     1.19. Allowed   Undersecured   Claim   - shall   mean   the  amount   of  a
prepetition secured Claim that exceeds the value of the collateral securing that Claim and is therefore unsecured.

     1.20. Argo - shall mean Argo Federal Savings.

     1.21. Available Cash - shall mean all cash on hand and on deposit in the Debtors' accounts on the Effective Date.

     1.22. Bankruptcy Code - shall mean the United States Bankruptcy Code, 11 U.S.C ss. 101 et seq. and all amendments thereto.

     1.23. Bankruptcy Court or Court - shall mean the United States Bankruptcy Court for the District of Kansas, Topeka Division, in which the Proceedings were filed or such other court as may hereafter have jurisdiction of and act with respect to the Proceedings.

     1.24. Bankruptcy   Rules  -  shall  mean  the  Federal  Rules of Bankruptcy
Procedure applicable to cases or proceedings pending before the Court, now existing or as hereafter amended.

     1.25. Cash Basis - shall mean the method of accounting whereby income is reported in the taxable year in which the income is received.

     1.26. Causes of Action - shall be used in its broadest sense and shall include all causes of action of the Debtors and all causes of action which a Trustee would have if the proceedings were converted on the Confirmation Date to a proceeding under Chapter 7 of the Code and a Trustee were appointed. Causes of Action shall include all rights or causes of action, whether they be legal or equitable; whether they arise under the Code or under other federal or state laws or under judicial decisions; whether or not they are the subject of presently pending litigation; and whether they arise before or after the Confirmation Date, and rights belonging to the Debtors pursuant to Sections 506, 510, 544, 545, 547, 548, 549 or 550 of the Bankruptcy Code.

     1.27. CFB - shall mean Commercial  Federal Bank.

     1.28. Claim - shall mean any right to payment against the Debtors, or right to an equitable remedy against the Debtors for breach of performance if such breach gives rise to a right to payment, whether or not such right to payment or right to an equitable remedy is reduced to judgment, or whether liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, secured or unsecured.

     1.29. Claimant - shall mean the holder of a Claim.


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     1.30. Class - shall  mean  any  group  of  substantially  similar Claims or interests as classified in Articles 3 and 4 of the Plan pursuant to Section 1123(a)(1) of the Bankruptcy Code.

     1.31. CNB - shall mean Citizen's  National Bank.

     1.32. Confirmation - shall mean the entry of an Order of the Bankruptcy Court confirming this Plan.

     1.33. Confirmation Date - shall mean the date upon which the Confirmation Order is entered by the Court after a hearing conducted pursuant to Section 1128 of the Bankruptcy Code.

     1.34. Confirmation Order - shall mean the order of the Bankruptcy Court confirming the Plan.

     1.35. Creditor - shall have the meaning set forth in Section 101(10) of the Bankruptcy Code.

     1.36. Debtors - shall mean AFI Mortgage, Corp. and Advanced Financial, Inc. as debtors and the debtors-in-possession in their respective Proceedings.

     1.37. Debtor's or Debtors' Counsel - shall mean the firm of Evans & Mullinix, P.A.

     1.38. Disputed Claim - shall mean any Claim which is scheduled as disputed or as to which an objection has been filed but has not been resolved by order of the Bankruptcy Court prior to the Effective Date.

     1.39. Disputed Claims Reserve - shall mean the reserve of cash to be disbursed pursuant to this Plan, established pursuant to this Plan for Disputed Claims in each Class of Claims which will receive cash under this Plan.

     1.40. Effective Date - shall mean the first day occurring on or after the tenth (10th) day following the Confirmation Date, unless the Confirmation Order is stayed pending appeal, in which case the Effective Date shall be the first business day after the stay is vacated, or as soon thereafter as is practicable.

     1.41. Estates - shall mean the estates created by ss. 541 of the Bankruptcy Code upon the filing of the Chapter 11 Petitions with the Bankruptcy Court in the Proceedings.

     1.42. Final Order - shall mean an Order or a judgment that has not been reversed, stayed, modified or amended and as to which (i) the time to appeal or seek review, reargument or rehearing has expired and no appeal or petition for certiorari review or rehearing is pending, or (ii) if appeal, review, reargument, rehearing or certiorari of the Order has been sought, the Order has been affirmed or the


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request for  review, reargument, rehearing or certiorari has been denied and the time to seek a further appeal, review, reargument, rehearing, or certiorari has expired, as a result of which such Order shall have become final and nonappealable in accordance with applicable law.

     1.43. FMIC - shall mean First Mortgage  Investment  Co.

     1.44. FMIC Transaction - shall mean the transaction contemplated by the Plan.

     1.45. Holdback Funds - shall mean the funds withheld by Matrix for a period of one year after the purchase of loan servicing rights from AFIM.

     1.46. Impaired Class - shall have the meaning set forth in 11 U.S.C. ss. 1124(a). A Class is impaired if the legal, equitable and contractual rights to which the Claim or interest is entitled are altered.

     1.47. Initial Distribution - shall mean the initial  payment to each Class.

     1.48. IRC - shall mean the Internal Revenue Code.

     1.49. IRS - shall mean the Internal  Revenue Service.

     1.50. Lien - shall mean any charge against or interest in property to secure payment of an Allowed Claim and includes, without limitation, any judicial lien, security interest, mortgage, deed of trust and statutory lien as defined in the Bankruptcy Code or in any applicable state or federal law.

     1.51. NOL - shall mean net operating loss, as that term is defined in the Internal Revenue Code.

     1.52. Order - shall mean an Order or judgment of the Bankruptcy Court as entered on the docket.

     1.53. Petition Dates - shall mean both the AFIM Petition Date and the Advanced Petition Date.

     1.54. Plan - shall mean this Joint Plan of Reorganization as it may be further amended or modified and all addenda, exhibits, schedules or other attachments.

     1.55. Plan Period - shall mean the period of time required to make the disbursements contemplated in the Plan.

     1.56. Pro Rata - shall mean the proportion an Allowed Claim in a particular Class bears to the aggregate amount of all Allowed Claims in such Class except as otherwise specified herein.

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


     1.57. Proceedings - shall mean the cases for reorganization of the Debtors pending in the Bankruptcy Court.

     1.58. Professionals - shall mean entities retained or to be compensated pursuant to sections 326, 327, 328, 330, 331, 503(b) and 1103 of the Bankruptcy Code.

     1.59. Proponents - shall mean the Debtors, AFI Mortgage, Corp. and Advanced Financial, Inc.

     1.60. Reorganized Advanced - shall mean Advanced in its restructured and reorganized form as of and after the Effective Date.

     1.61. Reorganized Debtors - shall mean the Debtors in their restructured and reorganized forms as of and after the Effective Date.

     1.62. Scheduled - shall mean set forth in the Schedules of Assets and Liabilities.

     1.63. Schedules or Schedules of Assets and Liabilities - shall mean the Schedules of Assets and Liabilities filed by the Debtors with the Bankruptcy Court, as the same have been or may be amended from time to time prior to the Effective Date.

                                   ARTICLE II

                        GENERAL DESCRIPTION OF THE JOINT
                             PLAN OF REORGANIZATION

      This Plan is the result of lengthy and detailed examinations of the Debtors, their businesses and the various alternatives available to them for reorganization. The Debtors believe this Plan offers the best and most appropriate opportunity for the Creditors to realize the full value of their Claims. The following description of the Plan is intended as a summary only and each Creditor should make reference to later Articles of this Plan for details concerning the treatment of Claims.

A.    Assumptions

      It is presumed for the purposes of the Plan that AFIM's debt to FMIC is "qualified indebtedness" meaning that the debt was held by FMIC for at least 18 months prior to the filing of the bankruptcy or the debt arose in the ordinary course of business and was at all times held by FMIC. If neither of these facts is accurate then the proposed Plan cannot be accomplished; however, based on the information available to the Debtors and their advisors, the Debtors believe FMIC satisfies the test.

      AFIM's reorganization will consist of a simple liquidation of its assets in combination with its Creditors' exchange of debt for common stock in Advanced. If the Plan is not accepted by the Creditors, the Creditors will realize only their Pro Rata portions of the value of AFIM's liquid assets, currently estimated to be approximately $100,000.00, net of FMIC's secured mortgage debt and Chapter 11 and 7 administrative expenses. FMIC, as a secured creditor of AFIM, holds a superior and preferential position relative to all of AFIM's other unsecured Creditors.

B. The FMIC Transaction

      FMIC is, like AFIM, in the Mortgage Lending and Servicing business and intends to continue AFIM's core operating business. FMIC has also expressed interest in gaining access to the public capital markets; however, the cost of taking a company public is expensive. Should FMIC choose to go public on its own a significant portion of its cash flow would be constrained during the public offering process. Thus, FMIC's willingness to enter into the FMIC Transaction is contingent, in part, on the retention of Advanced's shareholder base, a contingency which can be met only through the issuance of stock in the Reorganized Advanced to the existing shareholders.

      Assuming that FMIC is successful in this endeavor, FMIC anticipates that Advanced will be able to obtain additional expansion capital from the public capital markets. Significant savings for FMIC can be achieved by the Plan which preserves

      Advanced as a public company and grants FMIC a quick and inexpensive vehicle to the public capital markets. These savings will be beneficial to the unsecured Creditors who will receive stock in a strong going concern. Advanced and AFIM also believe that the preservation of AFIM's Net Operating Loss Carry-Forward (NOL) is necessary to attain the maximum benefits for the Creditors of both Debtors. To accomplish this goal Advanced filed the Advanced Proceedings. Because both Advanced and AFIM are now in bankruptcy, it will be possible to preserve AFIM's NOL in accordance with the Bankruptcy Exception to the change of Ownership Rules under Internal Revenue Code Section 382(b).

      The Plan contemplates that FMIC will purchase AFIM's office building (the Property) and relinquish its secured Claim against the Property for the benefit of AFIM's Creditors, thereby increasing the value of AFIM's liquid assets by approximately $150,000.00. AFIM's unsecured Creditors will receive a Pro Rata distribution of AFIM's net liquid assets and both AFIM's and Advanced's unsecured Creditors will receive a Pro Rata distribution of a portion of Advanced's common stock in final satisfaction of their outstanding Claims. FMIC, which has held mortgage debt from AFIM for more than eighteen (18) months prior to the bankruptcy, will exchange this "qualified indebtedness" for a majority of Advanced's stock. The Debtors anticipate that FMIC will receive at least 60% of Advanced's stock in exchange for its release of its secured mortgage Claim against AFIM.

      Advanced will then be owned by FMIC, AFIM's and Advanced's unsecured Creditors and Advanced's previous shareholders. Because FMIC and the Creditors of AFIM and Advanced are "qualified creditors" who would own at least 50% of the new Advanced following the bankruptcy

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


reorganization, the proposed Plan appears to meet the "bankruptcy exception" to the NOL limitation rules of IRC ss. 382(b).

      To encourage FMIC's performance and further investment under the Plan, Advanced has allowed FMIC to enter into a Stock Option Agreement pursuant to which FMIC will be granted an option to acquire additional shares of Advanced's common stock, thereby increasing FMIC's ownership interest from sixty percent (60%) to a maximum of eighty percent (80%) if the terms and conditions for the exercise of the option are met. Payment for said option, if exercised, shall consist of the transfer to Advanced of one or more operating business units and/or cash having an aggregate fair market value of approximately $1,500,000.00. The Debtors anticipate that this will, in turn, increase the value of the stock distributed pursuant to the Plan. FMIC will also not object to the disbursement of all cash in AFIM's Estate for payment of administrative expenses and distributions to Creditors.

      The transfer of the Property to FMIC on the Closing Date, as that term is defined in the Acquisition Agreement, shall, to the full extent allowed by the Bankruptcy Code and the authority and jurisdiction of the Court, and with the exception of the Lien of CNB, be free and clear of any and all liens, claims, liabilities, encumbrances and interests thereof and thereagainst of whatever type or description, including, without limitation, "claims", as defined in 11 U.S.C. ss. 101(5), restrictions on or conditions to transfer or assignment, mortgages, security interests, pledges, equities and other claims or interests (Claim/Interest), having arisen, existed or accrued prior to and through the Closing Date, whether direct or indirect, absolute or contingent, matured or unmatured, liquidated or unliquidated, of, by or against AFIM or the Property. No Claim/Interest shall attach to the proceeds of the sale of the Property to FMIC. Said Claim/Interest shall include, without limitation the following:

            a. Claims/Interests arising through the Closing Date, if any, of any governmental unit for taxes, excepting real property taxes accruing for calendar year 1998, and subsequent years;

            b. Claims/Interests arising through the Closing Date relating to any executory contract or lease affecting or in any way relating to the Property, including, without limitation, Claims/Interests of AFIM Creditors arising from AFIM's failure to perform its obligations to said parties whether such failure occurred prior to or on the Closing Date;

            c. Claims/Interests arising through the Closing Date which relate to work performed by any contractor or materialman and which may give rise to a mechanic's lien or similar Claim/Interest against the Property, excepting any such Claims/Interests arising from work performed at the request of FMIC.

      The FMIC Transaction shall not be construed as or constitute the assumption by FMIC of the Debtors' operations as a successor in any respect of the Debtors' businesses within the meaning of any laws, rules or regulations relating to any revenue, pension ERISA, tax, environmental, labor or products liability matters. Furthermore, FMIC shall, to the full extent allowed by the Bankruptcy Code and the authority and jurisdiction of the Court, have no liability under any federal, state or local environmental laws by virtue of FMIC's purchase of the Property; provided, however, the Acquisition Agreement shall not change FMIC's liability under such statutes as an owner of the Property or operator of the Property for such periods as FMIC has operated, occupied or continues to operate or occupy the Property

                                  ARTICLE III
                 DESIGNATION OF CLASSES OF CLAIMS AND INTERESTS

      All Claims and interests against the Debtors of whatever nature, whether or not scheduled, liquidated or unliquidated, absolute or contingent, including all Claims arising from transactions of the Debtors or rejection of executory contracts and/or unexpired leases and all interests arising from the ownership of the Debtors, whether resulting in an Allowed Claim or not, shall be bound by the provisions of the Plan.

A.    AFIM

      Classification of Claims against and interests in AFIM, with the exception of Administrative Claims and priority tax Claims which are unclassified pursuant to 11 U.S.C. ss. 1123(a)(1), shall be classified as follows:

      Class l: Allowed Secured Claim of Argo Federal Savings.
      Class 2: Allowed Secured Claim of Citizen's National Bank.
      Class 3: Allowed Secured Claim of Commercial Federal Bank
      Class 4: Allowed Secured Claim of First Mortgage Investment Co.
      Class 5: Allowed Unsecured Prepetition Claims without Priority and Allowed
               Undersecured Claims.
      Class 6: The Allowed Interests of AFIM.

B.    Advanced

      Classification of Claims against and interests in Advanced, with the exception of Administrative Claims and priority tax Claims which are unclassified pursuant to 11 U.S.C. ss. 1123(a)(1), shall be classified as follows:

      Class 7:  Allowed Secured Claim of Bank Midwest.
      Class 8:  Allowed Secured Claim of Citizen's National Bank.
      Class 9: Allowed Secured Claim of First Mortgage Investment Co. Class 10: Allowed Unsecured Guaranty Claims.

      Class 11: Allowed  Unsecured  Prepetition  Claims  without  Priority   and
                Allowed Undersecured Claims.

      Class 12: The  Allowed  Interests  of  the  Holders  of Preferred Stock in
                Advanced.

      Class 13:The Allowed Interests of the Holders of Common Stock in Advanced.

                                   ARTICLE IV

                              TREATMENT OF CLASSES
                     CLASSIFICATION AND TREATMENT OF CLAIMS
                          AND INTERESTS UNDER THE PLAN

A.    General Matters Regarding Classification and Treatment of Claims

            a. Distribution Date. Except as otherwise provided in this Plan, property to be distributed under this Plan to an Impaired Class (i) shall be distributed on or as soon as practicable after the Effective Date to each holder of an Allowed Claim or interest that is an Allowed Claim or interest of the Class as of the Effective Date and (ii) shall be distributed to each holder of an Allowed Claim or interest of that Class that is allowed after the Effective Date, to the extent allowed and as soon as practicable after the Order allowing the Claim or interest becomes a Final Order. Property to be distributed under this Plan to a Class that is not impaired or on account of a Claim of a kind described in Bankruptcy Code Section 507(a)(1) shall be distributed on the later of (i) the later of the two dates specified in the preceding sentence or (ii) the date on which the distribution to the holder of the Claim would have been due and payable in the ordinary course of business or under the terms of the Claim in the absence of the Proceedings.

            b. Classification of Claims and Interests. Under this Plan a Claim or interest is classified in a particular Class only to the extent that such Claim or interest qualifies within the description of that Class and is classified in a different Class to the extent that any remainder of the Claim or interest qualifies within the description of such different Class. A Claim or interest is classified in a particular Class under this Plan only to the extent that the Claim or interest in that Class has not been paid, released or otherwise satisfied before the Effective Date.

            c. Treatment of Stock Options. Any stock option outstanding and unexercised, relating to stock in Advanced or AFIM, shall be deemed to have rejected as of the Petition Dates and shall have no further force or effect.

            d. Cancellation of Interests. On the Effective Date all stock interests in Advanced or AFIM shall be deemed cancelled and of no further force or effect except as evidence of such holder's entitlement to a distribution, if any, under the Plan. On the Effective Date any holder of a stock interest asserting an entitlement to a distribution must deliver to Debtors' Counsel proof of such entitlement in the form of the original stock certificate. Stock interests held in a street name shall be issued through the appropriate broker or transfer agent.

B.    Unclassified Claims.

      In accordance with 11 U.S.C. ss. 1123(a)(1) Administrative Claims and Allowed Priority Tax Claims of the kinds specified in Sections 507(a)(1), 507(a)(7) and 507(b) of the Bankruptcy Code, respectively, have not been classified in this Plan and are excluded from the Classes discussed in this
Plan.  Such  unclassified   Claims  will  be  treated  as  described  below.

            a. Administrative Claims. Subject to the Bar Date and certain other provisions contained in this Plan, as described in this subsection, each holder of an Allowed Claim for administrative costs and expenses of the kind specified in Sections 507(a)(1) or 507(b) of the Bankruptcy Code, shall receive, on account of and in full satisfaction of such Allowed Claim, cash equal to the amount of such Allowed Claim, unless the holder agrees to a less favorable treatment of such Claim. Without limiting the foregoing, all fees payable under 28 U.S.C. ss. 1930 that have not theretofore been paid shall be paid on the Effective Date. All Allowed Claims for administrative costs and expenses shall be paid by the Reorganized Debtors.

            There are two possible types of Administrative Claims in the Proceedings. The first consists of Administrative Claims incurred by the Debtors in the ordinary course of their affairs since the Petition Dates, including taxes and ordinary business expenses. Payment on these Administrative Claims will not be made until such payment otherwise would have become due in the ordinary course of the Debtors' business or under the terms governing the Claim in the absence of the Proceedings.

            The second type of Administrative Claim consists of fees and expenses as allowed by Order of the Bankruptcy Court (i) for the services of professionals employed by the Debtors and (ii) for expenses incurred by other parties in interest making a "substantial contribution" in the Proceedings. The Debtors are not presently aware of the extent, if any, to which any party in interest will seek reimbursement for expenses in making a "substantial contribution" in the Proceedings. Neither do the Debtors believe any such request will be made.

            Under this Plan, all applications for final compensation of Professionals for services rendered and for reimbursement of expenses incurred on or before the Effective Date (including, without limitation, any compensation requested by any Professional or any other entity for making a substantial contribution in the Proceedings) and all other requests for payment of administrative costs and expenses incurred before the Effective Date under ss.ss. 507(a)(1) or 507(b) of the Bankruptcy Code (except for Claims for trade debt incurred in the ordinary course of business and Claims under 28 U.S.C. ss. 1930) shall be filed no later than thirty days after the Effective Date, unless such date is extended by the Bankruptcy Court and on notice to the Reorganized Debtors. Any such Claim that is not filed within this deadline shall be forever barred and any holders of Administrative Claims who are required to file a request for payment of such Claims and who do not file such request by the applicable deadline shall be forever barred from asserting such Claims against the Debtors, the Reorganized Debtors or any of their property.

            The Debtors anticipate that Administrative Claims will not exceed $100,000.00.

            b. Allowed Priority Tax Claims. The Allowed Priority Tax Claims consist of the tax Claims of the Johnson County treasurer in the amount $4,529.62, for personal property taxes. The priority portion of these Claims will be paid in full and to the extent that they are nondischargeable from the sale of AFIM's office building. The dischargeable portion of these Claims shall be treated as a Class 5 Claim.

C.    Classified Claims of AFIM.

      1.    Secured Claims.

      The  Plan  classifies  AFIM's  secured  Claims into the following four (4)
Classes:

            4.1. Class 1: (The Allowed Secured Claim of Argo Federal Savings). Class 1 consists of the prepetition Secured Claim of Argo in the amount of approximately $80,000.00 as of the Petition Date. The Class 1 Claim is secured by one-half of the Holdback Funds, having an approximate value of $53,906.48.

            AFIM is currently reviewing Argo's loan documentation to determine the validity of Argo's Lien. The Class 1 Claim shall be paid in full on or before the Effective Date, or as soon as practicable thereafter, unless
      AFIM has previously contested the secured nature of this Claim. To the extent this Class 1 Creditor's Claim is undersecured, the Allowed Undersecured Claim shall be paid in accordance with the treatment provided for the Class 5 Creditors.

            Class 1 is  impaired  under this Plan.

            4.2.  Class 2: (The  Allowed  Secured  Claim of  Citizen's  National
      Bank). Class 2 consists of the prepetition Secured Claim of CNB in the amount of approximately $731,176.66 as of the AFIM Petition Date. The Class 2 Claim is secured by a first mortgage on AFIM's office building in Shawnee, Kansas, having an approximate value of $1,030,000.00. During the course of these Proceedings the Class 2 Creditor has continued to receive its regular monthly mortgage payments. AFIM believes the Class 2 Allowed Secured Claim is fully secured by the collateral.

            This Class 2 Claim shall be paid in full from the sale of the office building to FMIC, which shall assume the first mortgage indebtedness. Upon FMIC's assumption of the debt owed the Class 2 Creditor, the Class 2 Creditor shall release AFIM from any further obligation to the Class 2 Creditor. The Class 2 Claimant will retain its security interest in the collateral pending that sale.

            Class 2 is impaired under this Plan.

            4.3.  Class 3: (The  Allowed  Secured  Claim of  Commercial  Federal
      Bank). Class 3 consists of the Secured Claim of CFB in the amount of approximately $460,000.00 as of the Petition Date. The Class 3 Claim is secured by one-half of the Holdback Funds, having an approximate value of $53,906.48.

            AFIM is currently reviewing CFB's loan documentation to determine the validity of CFB's Lien. The Class 3 Claim shall be paid in full on or before the Effective Date, or as soon as practicable thereafter, unless
      AFIM has previously contested the secured nature of this Claim. To the extent this Class 3 Creditor's Claim is undersecured, the Allowed Undersecured Claim shall be paid in accordance with the treatment provided for the Class 5 Creditors.

            Class 3 is impaired under this Plan.

            4.4. Class 4: (Allowed Secured Claim of First Mortgage Investment Co.). Class 4 consists of the Secured Claim of FMIC in the amount of approximately $152,170.71 as of the Petition Date. The Class 4 Creditor is secured by a second mortgage in AFIM's office building, located in Shawnee, Kansas, having a value of $1,030,000.00.

            The Class 4 Creditor shall release its mortgage interest and convert its debt to equity in Advanced.

            Class 4 is impaired under the Plan.

      2. Allowed Unsecured Claims Without Priority.

            4.5. Class 5: (Allowed Prepetition Unsecured Claims without Priority and Allowed Undersecured Claims). Class 5 consists of the Allowed Prepetition Unsecured Claims without Priority and Allowed Undersecured Claims, with Claims aggregating approximately $3,000,000.00. Each Class 5 Creditor shall receive its Pro Rata share of a cash dividend, which may approximate eleven percent (11%) of its Claim, on the Effective Date or as soon as is practicable thereafter. Said dividend shall be paid from Available Cash. If assets remain to be liquidated or collected, the cash generated by that liquidation will be distributed after receipt but no more often than on a calendar quarterly basis.

            The Class 5 Creditors shall also share with the Class 11 Creditors in a Pro Rata distribution of 900,000 shares of common stock in the Reorganized Advanced, resulting in an approximate aggregate 30% ownership interest in Advanced. No fractional shares will be issued and the new shares of stock issued shall be rounded to the nearest whole share. As the value of fractional shares will be less than $0.10 (ten cents), no cash payments will be made for fractional shares. Any shareholder who would receive less than one half share of stock in the Reorganized Advanced will receive nothing in this exchange AFIM anticipates that with appreciation in value of the stock, the Class 5 Creditors may potentially receive more than payment in full of their Claims.

            Each Class 5 Creditor shall also be entitled to receive one Warrant for each share of stock in the Reorganized Advanced distributed to such Creditor. The Warrant shall be a detachable Class A Warrant, with a fixed termination date of March 31, 2002, and may be separately transferred. Each Class A Warrant will entitle the holder to purchase one share of common stock in the Reorganized Advanced at a price of $1.25 at any time on or before March 31, 2002. The Board of Directors of the Reorganized Advanced shall have the right, at any time after the bid price of the common stock is at least 120% of the exercise price and remains at such price for a period of twenty (20) consecutive trading days, to call any or all of such Warrants for redemption at a par value price of $.001 per warrant upon thirty (30) days' written notice to the warrantholders, provided that the bid price is at least 120% of the exercise price on the call date. Any Warrants which are called will expire and be of no further value of not exercised by the holders on or before the call date. The Warrants shall not be redeemable until and unless a current registration statement is in effect. The Reorganized Advanced may, in its sole discretion, extend the expiration date of the Warrants and/or reduce the exercise price of the Warrants.

            Each Warrant shall bear a restrictive legend prohibiting its transfer or exercise in the event such transfer would diminish the number of shares FMIC would otherwise receive pursuant to the Stock Option Agreement. Pursuant to the Option, FMIC is entitled to receive 3,000,000 shares of stock in Advanced, provided that the number of shares which FMIC may receive is limited to no more than or one (1) share less than the number of shares which, when taken together with all other transactions relevant to a "change of control" under Section 382(g) of the IRC would trigger such a "change in control". The legend in the Warrant is intended to prohibit a transfer which would otherwise trigger such limitation

            Class 5 is impaired under this Plan.

      3. Allowed Interests of AFIM

            4.6. Class 6: (The Allowed Interests of AFIM). Advanced is the sole shareholder of AFIM. As a condition to the FMIC Transaction, FMIC has insisted that the existing shareholders receive a portion of the stock in the Reorganized Advanced under this Plan. Therefore, as this Plan contemplates the infusion of capital in the form of stock from Advanced, thereby altering its ownership, Advanced shall be deemed to have made a substantial contribution to this Plan and shall be entitled to retain its ownership interest in the Reorganized AFIM.

            Class 6 is  impaired  under  this  Plan.

B.    Classified Claims of Advanced

      1. Allowed Secured Claims.

      The Plan classifies Advanced's secured Claims into the following three (3)
Classes:

            4.7. Class 7: (The Allowed Secured Claim of Bank Midwest). Class 7 consists of the prepetition Secured Claim of Bank Midwest in the amount of approximately $38,352.69 as of the Advanced Petition Date. The Class 7 Claim is secured by common stock in both Advanced and AFIM, having an approximate value of $900.00.

            The Class 7 Creditor shall receive a payment of $900.00 on the Effective Date, or as soon thereafter as is practicable, in full satisfaction of this Class 7 Claim. To the extent this Class 7 Creditor's Claim is undersecured, the Allowed Undersecured Claim shall be paid in accordance with the treatment provided for the Class 11 Creditors.

            Class 7 is impaired under this Plan.

            4.8.  Class 8: (The  Allowed  Secured  Claim of  Citizen's  National
      Bank). Class 8 consists of the prepetition Secured Claim of CNB in the amount of approximately $727,691.49 as of the Advanced Petition Date. The Class 8 Claim is secured by a first mortgage on AFIM's office building in Shawnee, Kansas, having an approximate value of $1,030,000.00. During the course of AFIM's Proceedings the Class 8 Creditor has continued to receive its regular monthly mortgage payments. Advanced believes the Class 8 Allowed Secured Claim is fully secured by the collateral.

            This Class 8 Claim shall be paid in full from the sale of the office building to FMIC, which shall assume the first mortgage indebtedness. Upon FMIC's assumption of the debt owed the Class 8 Creditor, the Class 8 Creditor shall release AFIM from any further obligation to the

      Class 8 Creditor. The Class 8 Claimant will retain its security interest in the collateral pending that sale.

            Class 8 is impaired under this Plan.

            4.9.  Class  9:  (The  Allowed   Secured  Claim  of  First  Mortgage
      Investment Co.). Class 9 consists of the Secured Claim of FMIC in the amount of approximately $151,179.60 as of the Advanced Petition Date. The Class 9 Creditor is secured by a second mortgage in AFIM's office building, located in Shawnee, Kansas, having a value of $1,030,000.00.

            The Class 9 Creditor shall release its mortgage interest and convert its debt to equity in Advanced.

            Class 9 is impaired under the Plan.

      2. Allowed Unsecured Claims Without Priority.

            4.10. Class 10: (Allowed Prepetition Unsecured Guaranty Claims). Class 10 consists of the Allowed Prepetition Unsecured Guaranty Claims, with Claims aggregating approximately $546,789.12. Each Class 10 Creditor is a member of Class 5 and shall be treated in accordance with the treatment accorded the Class 5 Claimants.

            Class 10 is impaired under this Plan.

            4.11. Class 11: (Allowed Prepetition Unsecured Claims without Priority and Allowed Undersecured Claims). Class 11 consists of the
      Allowed Prepetition Unsecured Claims without Priority and Allowed Undersecured Claims, with Claims aggregating approximately $488,478.32, of which $167,666.10 consists of an intercompany trade payable owed to AFIM. Each Class 11 Creditor shall share with Classes 5 and 10 in a Pro Rata distribution of 900,000 shares of common stock in the Reorganized Advanced, resulting in an initial approximate aggregate 30% ownership interest in Advanced. No fractional shares will be issued and the new shares of stock issued shall be rounded to the nearest whole share. As the value of fractional shares will be less than $0.10 (ten cents), no cash payments will be made for fractional shares. Any shareholder who would receive less than one half share of stock in the Reorganized Advanced will receive nothing in this exchange.

            The number of shares each Class 11 Creditor may receive will be determined once all Disputed Claims have been resolved and all cash distributions to the Class 5 Creditors have been made. Advanced anticipates that with appreciation in value of the stock, the Class 11 Creditors may potentially receive more than payment in full of their Claims.

            Each Class 11 Creditor shall also be entitled to receive one Warrant for each share of stock in the Reorganized Advanced distributed to such Creditor. The Warrant shall be a detachable Class A Warrant, with a fixed termination date of March 31, 2002, and may be separately transferred. Each Class A Warrant will entitle the holder to purchase one share of common stock in the Reorganized Advanced at a price of $1.25 at any time on or before March 31, 2002. The Board of Directors of the Reorganized Advanced shall have the right, at any time after the bid price of the common stock is at least 120% of the exercise price and remains at such price for a period of twenty (20) consecutive trading days, to call any or all of such Warrants for redemption at a par value price of $.001 per warrant upon thirty (30) days' written notice to the warrantholders, provided that the bid price is at least 120% of the exercise price on the call date. Any Warrants which are called will expire and be of no further value of not exercised by the holders on or before the call date. The Warrants shall not be redeemable until and unless a current registration statement is in effect. The Reorganized Advanced may, in its sole discretion, extend the expiration date of the Warrants and/or reduce the exercise price of the Warrants.

            Each Warrant shall bear a restrictive legend prohibiting its transfer or exercise in the event such transfer would diminish the number of shares FMIC would otherwise receive pursuant to the Stock Option Agreement. Pursuant to the Option, FMIC is entitled to receive 3,000,000 shares of stock in Advanced, provided that the number of shares which FMIC may receive is limited to no more than or one (1) share less than the number of shares which, when taken together with all other transactions relevant to a "change of control" under Section 382(g) of the IRC would trigger such a "change in control". The legend in the Warrant is intended to prohibit a transfer which would otherwise trigger such limitation.

            Class 11 is impaired under this Plan.

      3. Allowed Interests of Advanced.

            4.12. Class 12: (The Allowed Interests of Holders of Preferred Stock in Advanced.). Class 12 consists of the Allowed Interests of the Holders of the Preferred Stock in Advanced. There are currently approximately 363,000 shares of Series B Preferred Stock outstanding, held by approximately 19 shareholders. As a condition to the FMIC Transaction, FMIC has insisted that the existing shareholders receive a portion of the stock in the Reorganized Advanced under this Plan. Therefore, the Class 12 Creditors shall be deemed to have converted their preferred stock interests in Advanced to a like number of shares of common stock interests in Advanced. Each Class 12 Creditor shall receive a Pro Rata distribution with Class 13 in the form of common stock in the Reorganized Advanced, resulting in an approximate aggregate 10% ownership interest in Advanced.

            Class 12 is impaired under this Plan.

Class 13: (The Allowed Interests of Holders of Common Stock in Advanced.). Class
      13 consists of the Allowed Interests of the Holders of the Preferred and Common Stock in Advanced. There are currently approximately 5,836,476 shares of Common Stock outstanding, held by approximately 187 shareholders. As a condition to the FMIC Transaction, FMIC has insisted that the existing shareholders receive a portion of the stock in the Reorganized Advanced under this Plan. Therefore, with the exception of the common stock interest held by William B. Morris, the Class 13 Creditors shall, with the Class 12 Creditors, receive its Pro Rata share of 300,000 shares of common stock in the Reorganized Advanced, resulting in an approximate aggregate 10% ownership interest in Advanced. William B. Morris shall relinquish and release any and all stock interests, excepting any shares held by or in retirement plans, in consideration for the options described in section I.M. of the Disclosure Statement.

            The Debtors anticipate that there will be 5,693,913 shares of common stock outstanding after conversion of the preferred stock held by the Class 12 Creditors and the release of the stock held by William Morris. This will, in turn, convert to approximately 0.05269 shares of common stock in the Reorganized Advanced. No fractional shares will be issued and the new shares of stock issued shall be rounded to the nearest whole share. As the value of fractional shares will be less than $0.10 (ten cents), no cash payments will be made for fractional shares. Any shareholder who would receive less than one half share of stock in the Reorganized Advanced will receive nothing in this exchange.

            Class 13 is impaired under this Plan.

D.    Impaired Classes:  Classes 1 through 13 are impaired under this Plan.

E.    Satisfaction of Claims.

      The  treatment  of the  holders of Claims and  interests  pursuant to this
Article 4 of the Plan shall be in full satisfaction, release and discharge of their respective Claims against or interests in the Debtors, the Estates and the property of the Estates.

                                   ARTICLE V
                         MEANS OF EXECUTION OF THIS PLAN
                          AND MISCELLANEOUS PROVISIONS
A.    Means.

      Consummation of the Plan will require approximately three steps:

      Step One:   AFIM must  complete  its  audits  and  bring  its SEC  filings current  before FMIC will complete the FMIC  Transaction.  The completion  of the audits are also  necessary to determine the final  amount of the NOL.  Therefore,  AFIM  shall  retain the
                  following   professionals  whose  services  are  necessary  to
                  consummate the FMIC Transaction:

                  1. A securities attorney to assist with the necessary filings required by the Securities and Exchange Commission (SEC). The retention of this counsel has already been approved by the Court.

                  2. The accounting firm of Grant Thornton to complete the March 31, 1997, and March 31, 1998, audited financial statements and tax returns. Retention of Grant Thornton shall occur following confirmation of the Plan.

      Step Two:   Upon  approval  of the Plan  FMIC  will  purchase  the  office building from AFIM and convert its second  mortgage into stock of Advanced.  This will provide an additional  $150,000.00  of
                  cash,   which  will  be  distributed  to  the   administrative
                  Claimants and Creditors of AFIM.

      Step Three: Upon approval of the Plan FMIC, AFIM and Advanced will proceed toward consummation of the FMIC Transaction and issuance of the common stock in Advanced to FMIC and the unsecured Creditors.

      The Reorganized Debtors will retain all property of the Estates, excepting property which is to be sold or otherwise disposed of as provided for herein, executory contracts which are rejected pursuant to this Plan, and property transferred to Creditors of the Debtors pursuant to the expressed terms hereof. (Further details concerning the nature and scope of the Debtors' future business operations may be found in the Disclosure Statement which accompanies this
Plan). The particulars of the foregoing are set forth herein below.

B.    Miscellaneous Plan Provisions.

      5.1. Events Occurring on or Before Confirmation. The following events shall occur on or before the Confirmation Date:

            The Debtors shall enter into the Acquisition Agreement with FMIC and shall, if feasible, continue to investigate the SEC regulations which must be complied with to effectuate the Plan.

      5.2. Events Occurring on or after the Effective Date. The following events shall occur on or after the Effective Date:

            a. The Debtors shall tender any initial payment due or deliver possession of property to the Class 1, 3, 5 and 7 Claimants, and shall tender any initial payments due Creditors holding Allowed Administrative Claims. The Debtors shall also consummate the FMIC Transaction and complete the sale of the office building to FMIC.

            b. William Morris was instrumental in negotiating the terms of the FMIC Transaction. In consideration for these extra ordinary services Mr. Morris shall be granted an option to purchase 149,999 shares of common stock in the Reorganized Advanced at an exercise price of $.25 per share upon the following terms, which shall commence two (2) years after Confirmation and continue for a period of ten (10) years thereafter:

            1. Once the stock has attained and maintained a bid price of $1.00 for twenty (20) consecutive trading days, Mr. Morris shall have the option to purchase 37,499.75 shares of common stock;

            2. Once the stock has attained and maintained a bid price of $2.00 for twenty (20) consecutive trading days, Mr. Morris shall have the option to purchase an additional 37,499.75 shares of common stock;

            3. Once the stock has attained and maintained a bid price of $3.00 for twenty (20) consecutive trading days, Mr. Morris shall have the option to purchase an additional 37,499.75 shares of common stock;

            4. Once the stock has attained and maintained a bid price of $4.00 for twenty (20) consecutive trading days, Mr. Morris shall have the option to purchase the remaining 37,499.75 shares of common stock.


            In exchange for this option Mr. Morris shall relinquish his right to participate in the distributions to the Class 13 Creditors under the Plan.

            c. The  Articles  of  Incorporation  for  Advanced  shall be amended pursuant to Delaware Code Section 303. The capital structure of the Reorganized Advanced shall be modified to authorize ten million (10,000,000) shares of common stock at a par value of $0.001 per share and one million (1,000,000) shares of blank check preferred stock at a par value of $0.005 per share.

      5.3. Disputed Claims. At the time the Debtors distribute payment to a Class in which a member holds a disputed claim, the Debtors shall deposit into an escrow account the amount to which a disputed Claimant would be entitled if its Claim were allowed in full. Within thirty days after a disputed Claim becomes an allowed Claim, the Pro Rata distribution which should have been disbursed to that Claimant had such Claim been an allowed Claim on the date of distribution, shall be paid to such Claimant. Once all disputed Claims have been adjudicated, to the extent that the amounts reserved for payment relating to those Claims exceeds the amount of such Claims as ultimately allowed, such excess shall be paid, Pro-Rata, to the Class 5, 10, 11, 12 and 13 Claimants, if such excess payment is not diminimis ($5.00).

      5.4. Documents. All necessary documents for the implementation of this Plan shall be executed and delivered by the Debtors, when possible, on or as soon as practicable after the Effective Date. To the extent that the Debtors or any party in interest herein is unable to agree on the form or substance of such documents, such unresolved issues shall be submitted to the Court. Upon execution and delivery all such documents shall be binding on the Debtors and all other parties thereto.

      5.5. Record Date. For the purpose of establishing the ownership of Claims and Interests arising out of the ownership of stock in Advanced and in order to determine to whom distributions shall be made under the Plan, the Debtors shall establish a record date for all Claims and Interests. Such Record Date is expected to be the fifth business day after entry of the Confirmation Order.

      5.6. Payments. On or as soon as practicable after the Effective Date, the Debtors shall pay all amounts required to be paid on the Effective Date as provided in Section 4 of this Plan.

      5.7. Causes of Action. All rights and Causes of Action pursuant to (i) ss.ss. 502, 542, 544, 545, 546, 550 and 553 of the Bankruptcy Code; (ii)
preference claims pursuant to ss. 547 of the Bankruptcy Code; (iii) fraudulent transfer claims pursuant to ss. 548 of the Bankruptcy Code; (iv) claims relating to post-petition transactions pursuant to ss. 549 of the Bankruptcy Code; (v) and all claims and causes of action held against third parties as of the Confirmation Date, are preserved for the benefit of the Creditors. The Debtors have investigated whether any preferential or fraudulent transfers were made and do not believe any such transfers exist or, if they do exist, could be successfully or economically prosecuted. Therefore, the Debtors do not expect to initiate any actions for the recovery of such transfers.

      5.8. Reservation of Rights Under Section 1129(b). The Debtors expressly reserve the right, pursuant to Section 1129(b) of the Bankruptcy Code, to request the Court to confirm this Plan if all of the applicable requirements of section  1129(a)  of the  Bankruptcy  Code have been met,  other  than  those of
Section 1129(a)(8). Section 1129(b) of the Bankruptcy Code provides that the Plan may be confirmed by the Court despite not being accepted by every impaired Class if (i) at least one impaired Class of Claims has accepted the Plan, and
(ii) the Court finds that the Plan does not discriminate unfairly and is fair and equitable to the rejecting Classes. Among other things, such a finding would require a determination by the Court that no holder of an Allowed Claim or interest junior to the rejecting Class will receive or retain any property or payment under the Plan.

      The Debtors further expressly reserve the right, pursuant to Section 1129(b) of the Bankruptcy Code, to request the Court to confirm this Plan if all of the applicable requirements of Section 1129(a) of the Bankruptcy Code have been met except for the requirement of acceptance by every impaired Class. In connection with such request, the Debtors may seek permission to modify the Plan. Further, the Debtors reserve the right, pursuant to Section 1126(e) of the Bankruptcy Code, to request that the Court strike any rejection of the Plan by any holder of a Claim or interest where such rejection is not in good faith.


                                   ARTICLE VI

                  PROVISIONS FOR THE ASSUMPTION OR REJECTION OF
                    EXECUTORY CONTRACTS OR UNEXPIRED LEASES

      8.1. Rejection. The Debtors believe all leases and executory contracts have been rejected prior to the Petition Dates excepting the non-residential lease of real property between AFIM and FMIC, which lease was assumed during the AFIM Proceedings.. Any executory contracts or unexpired leases of the Debtors entered into prior to the Petition Dates which are not expressly assumed by the Debtors pursuant to this Plan or application filed by the Debtors on or prior to the Confirmation Date shall be deemed to have been rejected by the Debtors on the Confirmation Date, in accordance with the provisions of Section 365 of the Bankruptcy Code. On the Effective Date all stock interests in Advanced or AFIM shall be deemed cancelled and of no further force or effect except as evidence of such holder's entitlement to a distribution, if any, under the Plan.

      8.2. Reservation of Rights. The Debtors reserve the right to file applications for the assumption or rejection of any executory contract or unexpired lease at any time prior to the Confirmation Date and to prosecute any such application to entry of a Final Order anytime thereafter.

      8.3. Proofs of Claim. Each entity that is a party to an executory contract or unexpired lease rejected pursuant to this Plan, and only such entity, shall be entitled to file, not later than thirty (30) days after the Confirmation Date, a proof of claim for damages alleged to arise from the rejection of the contract or lease to which such entity is a party.

                                   ARTICLE VII

                    PROCEDURES FOR RESOLVING CONTESTED CLAIMS

      The Debtors may contest Claims by filing with the Court objections to Claims and serving such objections upon the respective holders of the Claims to which objections are lodged. The service and prosecution of such objections shall be subject to the Federal Rules of Bankruptcy Procedure and the Local Bankruptcy Rules for the United States District Court for the District of Kansas.


                                  ARTICLE VIII

                            RETENTION OF JURISDICTION

      The Bankruptcy Court shall retain jurisdiction of the Proceedings pursuant to the provisions of the Bankruptcy Code until the Proceedings are closed and further with respect to the following matters:

      8.1. To classify, allow or disallow Claims, direct distributions under the Plan, and adjudicate all controversies concerning classification or allowance of any Claim or interest.

      8.2. To enforce performance of the Plan against the Debtors, Claimants or any other entity.

      8.3. To hear and determine all Claims arising from the rejection of executory contracts and unexpired leases and to consummate the rejection and termination thereof. To hear and determine all matters relating to the assumption of executory contracts and unexpired leases and the assumption and assignment of executory contracts and unexpired leases.

      8.4. To liquidate damages or estimate Claims in connection with any disputed, contingent or unliquidated Claim.

      8.5. To adjudicate all Claims to an ownership interest in any property of the Debtors, the Estates or any proceeds thereof.

      8.6. To adjudicate all Claims or controversies arising out of any purchase, sale or contract made or undertaken by the Debtors during the pendency of the Proceedings.

      8.7. To recover all assets and properties of the Debtors wherever located.

      8.8. To hear and determine matters concerning state, local and federal taxes pursuant to Sections 346, 505, 525 and 1146 of the Bankruptcy Code.

      8.9. To hear and determine any action or proceeding brought by the Debtors or other party-in-interest under Sections 510, 542, 543, 544, 545, 547, 548, 549, 550, 551, 553 and 363(h) of the Bankruptcy Code.

      8.10. To hear and determine all actions and proceedings brought by the Debtors or other party-in-interest arising in or related to the Proceedings or arising under the Bankruptcy Code.

      8.11. To determine the validity, extent and priority of all liens against property of the Debtors' Estates.

      8.12. To consider any modification of the Plan under Section 1127 of the Bankruptcy Code, or under Rule 3020 of the Federal Rules of Bankruptcy Procedure, and/or modification of the Plan after Substantial Consummation as defined in Section 1101(2) of the Bankruptcy Code.

      8.13. To hear and determine all controversies, suits and disputes that may arise in connection with the interpretation or enforcement of the Plan.

      8.14.  To  hear  and  determine  all  requests  for  compensation   and/or
reimbursement  of  expenses  of  Professionals   that  may  be  made  after  the
Confirmation Date.

      8.15. To hear and determine such matters and make such orders as are consistent with the Plan and as may be necessary or desirable to carry out the provisions thereof.

      8.16. If the Bankruptcy Court abstains from exercising or declines to exercise jurisdiction or is otherwise without jurisdiction over any matter arising out of the Proceedings, including the matters set forth herein, or if a party-in-interest elects to bring an action in any other forum, this Article 8 shall have no effect upon and shall not control, prohibit or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.


                                   ARTICLE IX

                            MODIFICATION OF THE PLAN

      The Debtors may propose amendments or modifications to the Plan at any time prior to the Confirmation Date with leave of the Bankruptcy Court. After the Confirmation Date, parties-in-interest may, with Bankruptcy Court approval and so long as it does not materially or adversely affect the interests of Creditors, remedy any defect or omission or reconcile any inconsistencies in the Plan or in the Confirmation Order in such manner as may be necessary to carry out the purposes and intent of the Plan.

                                   ARTICLE X

                       AMENDMENT OF CLAIMS AFTER BAR DATE

      Claimants shall not be permitted to amend or otherwise modify any Claim after the Bar Date without leave of the Bankruptcy Court, unless the Claimant has specifically reserved a right to amend its Claim.


                                   ARTICLE XI

                             EFFECT OF CONFIRMATION

      Upon the Effective Date, all of the provisions of this Plan, including all appendices and other exhibits hereto, shall be binding on the Debtors, the Estates, the Reorganized Debtors, all Creditors, and all other entities who are affected (or whose interests are affected) in any manner by the Plan. Confirmation of the Plan shall constitute the requisite corporate shareholder authority, under the laws of the State of Delaware, for the recapitalization of Advanced, which is provided for by the Plan.

      As of the Effective Date, all property of the Estates, including all causes of action and the proceeds thereof and any property or interest in property acquired by the Estates after the Effective Date shall be vested in the Reorganized Debtors. All of such property shall be free and clear of all Claims and interests except the Claims of Classes as treated in Article 4 of this Plan.


                                  ARTICLE XII

                               GENERAL PROVISIONS

      12.1. Extension of Payment Dates. If any payment under this Plan falls due on a Saturday, Sunday or other day that is not a Business Day, then such due date shall be extended to the next following Business Day.

      12.2. Governing Law. Except to the extent that the Bankruptcy Code is applicable, the rights and obligations arising under this Plan and any documents, agreements and instruments executed in connection with this Plan (except to the extent such documents, agreements and instruments designate otherwise) shall be governed by, construed and enforced in accordance with the laws of the State of Kansas.

      12.3. Headings. The Article and Section headings used in this Plan are inserted for convenience and reference only and neither constitute a part of this Plan nor in any manner affect the terms, provisions or interpretations of this Plan.

      12.4 Notices. All notices required to be made in or under this Plan shall be in writing and to the following:

      If to Debtors:

      Brad Morris
      AFI Mortgage, Corp.
      P.O. Box 860006
      Shawnee, KS  66226

      with a copy to Debtors' Counsel:

      Thomas M. Mullinix
      Joanne B. Stutz
      Evans & Mullinix, P.A.
      l530l W. 87th Street Pkwy., Suite 220
      Lenexa, KS  662l9-l428
      (Tel) 9l3-54l-l200
      (Fax) 9l3-54l-l0l0

or at such other address as a party may have designated as its address for such purpose or at any address of any such party appearing in the records of the party giving notice.

      12.5. Severability. Should any term or provision in this Plan be determined to be unenforceable, such determination shall in no way limit or affect the enforceability and operative effect of any other term or provision of this Plan.

      12.6. Successors and Assigns. Except as may be otherwise provided in this Plan, the rights and obligations of any entity named or referred to herein shall be binding upon, and shall inure to the benefit of, the successors and assigns of each such entity.

      12.7. Trustee Fees. The Reorganized Debtors shall be responsible for timely payment of fees incurred pursuant to 28 U.S.C. ss. 1930(a)(6). After Confirmation the Reorganized Debtors shall file with the Court and serve on the United States Trustee a quarterly disbursement report for each quarter, or portion thereof, until a Final Decree has been entered or the Proceedings dismissed or converted to another chapter, in a format prescribed by and provided to the Debtors by the United States Trustee.

      This First Amended Plan of Reorganization, dated the 29th day of July, 1998, is hereby approved by the undersigned.

                                    AFI MORTGAGE, CORP.

                                    /s/ William B. Morris
                                    ---------------------------------------
                                    BY:  William B. Morris, Vice President
                                    Case No. 97-43122-11-JAP


                                    ADVANCED FINANCIAL, INC.

                                    /s/ William B. Morris
                                    ----------------------------------------
                                    BY:  William B. Morris, Sr. Vice President



SUBMITTED BY:

EVANS & MULLINIX, P.A.


/s/ Joanne B. Stutz
----------------------------
Thomas M. Mullinix  KS #7309
Joanne B. Stutz   KS #12365;  MO #30810
Evans and Mullinix, P.A.
15301 W. 87th Street Pkwy., Ste. 220
Lenexa, KS  66219-1428
913-541-1200; 913-541-1010 (Fax)
ATTORNEYS FOR AFI MORTGAGE, CORP. and
ADVANCED FINANCIAL, INC.